Exhibit 10.28

KONTOOR BRANDS, INC.

AWARD CERTIFICATE

Performance-Based Restricted Stock Units (“PRSUs”) for
Two-Year Performance Cycle Fiscal Years [2019-2020] under the
Mid-Term Incentive Plan

Target PRSUs Awarded: ______________

To: _____________________ (“Participant”)

I am pleased to advise you that you have been awarded the opportunity to earn from 0% to [200%] of the number of Performance-Based Restricted Stock Units set forth above under the Mid-Term Incentive Plan of Kontoor Brands, Inc. (the “Company”) for the Performance Cycle commencing at the beginning of fiscal [2019] and ending on the final day of fiscal [2020] under the terms and conditions set forth in the attached Appendix. The actual number of shares of the Company’s Stock, if any, that you may receive at the end of the Performance Cycle will depend, among other things as described in the Appendix, on the level of achievement over the Performance Cycle of specified performance goals set by the Talent and Compensation Committee of the Company’s Board of Directors.

KONTOOR BRANDS, INC.

By:
[Name]
[Title]

Dated:

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KONTOOR BRANDS, INC.

APPENDIX TO

PRSUs AWARD CERTIFICATE

Terms and Conditions Relating to
Performance-Based Restricted Stock Units (“PRSUs”)

1.    Opportunity to Earn PRSUs.

Participant has been designated as having the opportunity to earn Performance-Based Restricted Stock Units (“PRSUs”) under the Kontoor Brands, Inc. (the “Company”) Mid-Term Incentive Plan, as it may be amended (the “Mid-Term Plan”), for the two-fiscal-year Performance Cycle specified in the Award Certificate (the “Performance Cycle”). Subject to the terms and conditions of the Mid-Term Plan and this Agreement, Participant will have the opportunity to earn from 0% to [200%] of the targeted number of PRSUs (the “Target PRSUs”) for the Performance Cycle. The number of Target PRSUs shall be the number set forth on the Award Certificate plus additional cash or PRSUs resulting from Dividend Equivalents and adjustments, as specified in Section 3(c).

2.    Incorporation of Plans by Reference; Certain Restrictions.

(a)    PRSUs that may be earned by the Participant represent Stock Units under the Company’s Mid-Term Plan and 2019 Stock Compensation Plan (as it may be amended, the “2019 Plan”), copies of which have been made available to Participant. All of the terms, conditions, and other provisions of the Mid-Term Plan and the 2019 Plan (together, the “Plans”) are hereby incorporated by reference into this document. Capitalized terms used in this document but not defined herein shall have the same meanings as in the Mid-Term Plan. If there is any conflict between the provisions of this document and the provisions of the Plans, the provisions of the 2019 Plan shall govern.

(b)    Until PRSUs have become earned in accordance with Section 4, PRSUs shall be subject to a risk of forfeiture as provided in the Plans and this document. Until such time as the PRSUs have become settled by delivery of shares in accordance with Section 6, PRSUs will be nontransferable, as provided in the Plans and Section 3(d). Participant is subject to the Company’s Code of Business Conduct and related policies on insider trading restricting Participant’s ability to sell shares of the Company’s Common Stock received in settlement of PRSUs, which may include “blackout” periods during which Participant may not engage in such sales.

3.    General Terms of PRSUs.

(a)    Each PRSU represents a conditional right of the Participant to receive, and a conditional obligation of the Company to deliver, one share of the Company’s Common Stock, at the times specified hereunder and subject to the terms and conditions of the Plans and this document.

(b)    Not later than the Determination Date specified in Section 6(c) of the Mid-Term Plan following the end of a given Performance Cycle, the Committee will make a final determination of the extent to which the performance goals for that Performance Cycle were achieved and the number of PRSUs earned for that Performance Cycle.

(c)    An account will be maintained for Participant for purposes of the Mid-Term Plan, to which the initial number of Target PRSUs for each Performance Cycle initially shall be credited. Dividend Equivalents will be credited on the PRSUs in accordance with Section 7(b) of the Mid-Term Plan. The Committee may vary

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the manner and terms of crediting Dividend Equivalents during or following the end of the Performance Cycle, for administrative convenience or any other reason, provided that the Committee determines that any alternative manner and terms result in equitable treatment of Participant and subject to the provisions of Section 7(b) of the Mid-Term Plan. The number of Target PRSUs and the terms of PRSUs will be subject to adjustment upon the occurrence of certain extraordinary corporate events specified in Section 7(b) of the Mid-Term Plan and otherwise in accordance with Section 6(b) of the Mid-Term Plan, such adjustments to be made by the Committee in order to prevent dilution or enlargement of Participant’s opportunity to earn incentive compensation under this Agreement. Thus, the percentage of Target PRSUs earned under Section 4 will include the additional cash or PRSUs resulting from the crediting of Dividend Equivalents.

(d)    PRSUs are non-transferable to the extent specified in Section 9(h) of the Mid-Term Plan.

4.    Earning of PRSUs.

(a)    PRSUs for the Performance Cycle will be earned in accordance with Sections 6(a) and 6(c) of the Mid-Term Plan as follows:

The Performance Goal set forth herein must be achieved at the levels specified by the Committee in order for PRSUs to be earned for the Performance Cycle. Performance shall be based on the Company’s ability to achieve the [annual] growth targets for [Insert performance goals], as defined and interpreted by the Committee, by the end of the Performance Cycle (and subject to the Committee’s discretion to impose a modifier such as total shareholder return or other performance condition). To determine the number of PRSUs earned, the growth targets achieved will be averaged together. For this purpose, the designation of target performance, the achievement of which is required for the earning of the Target PRSUs, and threshold and maximum performance and the corresponding number of PRSUs deemed earned (with the maximum level of performance corresponding to the earning of [200%] of the target number of PRSUs), have been (or will be) specified by the Committee for the fiscal years in the Performance Cycle.

Performance and the percentage of Target PRSUs earned will be interpolated, if the performance achieved is between threshold and target or between target and maximum. The Committee retains complete discretion in setting the financial goals and related terms that are incorporated into this Performance Goal.

(b)    At the Determination Date, at which time the Committee will have determined whether and the extent to which the Performance Goals designated by the Committee in accordance with this Section 4 have been achieved and made other determinations authorized hereunder, any PRSUs that are determined to have not been earned shall cease to be earnable and shall be cancelled.

5.    Effect of Termination of Employment.

Upon Participant’s Termination of Employment prior to the end of a given Performance Cycle, the Participant’s unearned PRSUs relating to that Performance Cycle shall cease to be earnable and shall be cancelled, except to the extent provided in Section 8 of the Mid-Term Plan (which provides for settlement of a specified portion of the PRSUs in certain cases of death, disability, Retirement, termination by the Company not for Cause, and certain other circumstances, including certain terminations following a Change in Control).

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6.    Settlement of PRSUs.

(a)    PRSUs that are earned will be settled by delivery of one share of Common Stock for each PRSU. Such settlement will occur in accordance with Section 9 of the Mid-Term Plan. Participant may not elect to defer receipt of Common Stock issuable in settlement of PRSUs.

(b)    Whenever Common Stock is to be delivered hereunder, the Company shall deliver to the Participant or the Participant’s Beneficiary one or more certificates representing the shares of Common Stock, registered in the name of the Participant, the Beneficiary, or in such other form of registration as instructed by the Participant, except that the Committee may provide for alternative methods of delivery for administrative convenience. The obligation of the Company to deliver Common Stock hereunder is conditioned upon compliance by the Participant and by the Company with all applicable Federal and state securities and other laws and regulations.

7.    Tax Withholding.

Participant shall be responsible for payment of any federal, state, foreign or local taxes of any amount required to be paid with respect to the grant or settlement of the PRSUs and any Dividend Equivalents or otherwise in connection with the PRSUs. In furtherance of the tax withholding obligations imposed under Section 9(g) of the Mid-Term Plan, the Company will withhold from cash payable as Dividend Equivalents and from the shares deliverable in settlement of PRSUs cash plus the number of shares having an aggregate Fair Market Value the sum of which shall equal applicable governmental tax withholding requirements, but with share withholding rounded to the nearest whole share.

8.    Binding Effect; Integration; Amendment.

The terms and conditions set forth in this document shall be binding upon the heirs, executors, administrators and successors of the parties. The Award Certificate, this document, and the Plans constitute the entire agreement between the parties with respect to the PRSUs and supersede any prior agreements or documents with respect thereto. No amendment, alteration, suspension, discontinuation or termination of this document that may impose any additional obligation upon the Company or materially adversely affect the rights of the Participant with respect to the PRSUs shall be valid unless in each instance such amendment, alteration, suspension, discontinuation or termination is expressed in a written instrument duly executed in the name and on behalf of the Company and, if Participant’s rights are materially adversely affected thereby, by Participant.

9.	PRSUs subject to Forfeiture Policy for Equity and Incentive Awards.

The PRSUs subject to this Award Certificate are subject to the Company’s Forfeiture Policy for Equity and Incentive Awards or other forfeiture or recoupment policies or arrangements, each as in effect from time to time and as applicable to Participant. Such policies or arrangements impose conditions that may result in forfeiture of such PRSUs or the proceeds to Participant resulting from such PRSUs (a so-called “clawback”) in certain circumstances if the Company’s financial statements are required to be restated as a result of misconduct or upon the occurrence of other events as described in such policies or arrangements.

10.	Miscellaneous.

(a)    No Promise of Continued Employment. The PRSUs and the granting thereof shall not constitute or be evidence of any agreement or understanding, express or implied, that Participant has a right to continue as an employee or service provider of the Company for any period of time, or at any particular rate of compensation.

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(b)    Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws (but not the law of conflicts of laws) of the State of North Carolina and applicable federal law.

(c)    Unfunded Obligations. The grant of the PRSUs and any provision for distribution in settlement of Participant’s Account hereunder shall be by means of bookkeeping entries on the books of the Company and shall not create in Participant any right to, or claim against any, specific assets of the Company, nor result in the creation of any trust or escrow account for Participant. With respect to Participant’s entitlement to any distribution hereunder, Participant shall be a general creditor of the Company.

(d)    Notices. Any notice to be given the Company under this Agreement shall be addressed to the Company at its principal executive offices, in care of the Vice President–Human Resources, and any notice to Participant shall be addressed to Participant at Participant’s address as then appearing in the records of the Company.

(e)    Shareholder Rights. Participant and any beneficiary shall not have any rights with respect to shares (including voting rights) covered by this Agreement prior to the settlement and distribution of the shares as specified herein.

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